Exhibit 5.1

[letterhead of
MUSICK, PEELER & GARRETT LLP
ATTORNEYS AT LAW]

August 15, 2016

Farmer Bros. Co. 13601 North Freeway, Suite 200 Fort Worth, Texas 76177

Re: Farmer Bros. Co.—Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Farmer Bros. Co., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) on August 15, 2016. The Registration Statement relates to the offer and sale by certain selling stockholders from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to a total amount of 600,000 shares of the Company’s common stock, $1.00 par value (the “Shares”).
As such counsel, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.
In our examination, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters, and we have relied upon the presumption of regularity and continuity to the extent necessary to enable us to provide the opinions hereinafter set forth.
We are opining herein as to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Farmer Bros. Co.
August 15, 2016

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Musick, Peeler & Garrett LLP